Exhibit 99.1

AT THE COMPANY James W. Christmas Chairman and CEO (713) 877-8006 FOR IMMEDIATE RELEASE: March 31, 2005	AT FINANCIAL RELATIONS BOARD Marilynn Meek — General Info (212) 827-3773 Susan Garland – Analysts (212) 827-3775

KCS ENERGY, INC. ANNOUNCES INCREASED CREDIT FACILITY
Bank Credit Facility Increased to $250 Million; Initial Borrowing Base $185 Million

HOUSTON, TX, March 31, 2005 — KCS Energy, Inc. (NYSE: KCS) today announced that it has amended its existing credit facility with a group of commercial bank lenders to, among other things, increase the maximum commitment amount from $100 million to $250 million and extend the maturity date to March 31, 2009. In connection with the amended facility, the lenders increased the borrowing base, which is redetermined semi-annually, from $100 million to $185 million. Four new commercial bank lenders joined with the previous lenders to participate in the expanded facility.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties inherent in estimating proved reserves, uncertainties inherent in estimating reserves and identifying locations related to extensional drilling opportunities which are less certain than proved reserves, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

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